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Exhibit 5

    BOSE McKINNEY & EVANS LLP
2700 First Indiana Plaza
135 North Pennsylvania Street
Indianapolis, Indiana 46240
(317) 684-5000

September 25, 2001

Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240

Dear Sirs:

    We are acting as counsel to Duke Realty Corporation, an Indiana corporation (the "Company"), in connection with the shelf registration by the Company of 6,661,275 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), to be sold by certain shareholders in connection with the exchange for Common Stock of units of partnership interest of Duke Realty Limited Partnership (the "Partnership"). The Common Stock is the subject of a Registration Statement, as amended (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended.

    We have examined photostatic copies of the Company's Second Amended and Restated Articles of Incorporation, as amended, and Second Amended and Restated Bylaws, the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon.

    Based upon and subject to the foregoing, it is our opinion that the Common Stock has been duly authorized by all necessary corporate action of the Company and when any shares of Common Stock to be issued by the Company have been issued and delivered as described in the Registration Statement and the Partnership Agreement, such shares of Common Stock will be legally issued, fully paid, and nonassessable.

    We do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States and the State of Indiana and, therefore, this opinion is limited to the laws of those jurisdictions.

    We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 filed under the Securities Act of 1933 relating to the Common Stock.

Very truly yours,

/s/ BOSE McKINNEY & EVANS LLP

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  Exhibit 5